Exhibit 23.4

February 26, 2007

Tongjitang Chinese Medicines Company

5th Floor, Block B

Baiying Medical Device Park

Nanhai Avenue South, Nanshan District

Shenzhen, 518067 Guangdong Province

P. R. China

Dear Sirs,

Re.:	Tongjitang Chinese Medicines Company

We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Tongjitang Chinese Medicines Company on February 26, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Global Law Office
Global Law Office

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